Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
ANNOUNCES ISSUANCE OF $400 MILLION OF
MEDIUM-TERM ASSET BACKED NOTES

Tulsa, Oklahoma, October 26, 2011:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) (the “Company”) today announced that its Rental Car Finance Corp. subsidiary (“RCFC”) completed the private placement of $400 million of Series 2011-2 asset backed medium-term notes.  In connection with the placement, RCFC terminated the outstanding Series 2010-2 Variable Funding Note Facility, which had available undrawn capacity of $300 million, with scheduled amortization payments beginning in July 2013 and an expected final maturity in December 2013.

The Series 2011-2 notes bear interest at a fixed rate with an annual coupon of 3.21%, and have scheduled amortization payments commencing in December 2014, with an expected final maturity in May 2015.  No upfront fees were incurred in connection with the issuance of the notes and, because the Series 2011-2 notes were issued in replacement of the Series 2010-2 notes, no termination fees were incurred in conjunction with the termination of the Series 2010-2 notes.  The Company noted that the advance rate on the new notes represented an increase to approximately 69 percent from approximately 65 percent on the terminated Series 2010-2 notes.  The Series 2011-2 notes are not rated.

“We are very pleased with the successful completion of this transaction. It represents the final step in establishing a long-term fleet financing capital structure at very favorable rates of interest and advance rates,” said Scott L. Thompson, President and Chief Executive Officer.  “With the issuance of these notes we have completed $1.5 billion of fleet financing in 2011, and have effectively pre-funded all of our upcoming debt maturities for 2012.  Additionally, we have significantly extended our fleet financing maturities into 2013 and beyond,” said Thompson.

In October, RCFC also completed the previously announced termination of its $200 million Series 2010-1 Variable Funding Note Facility.  The Series 2010-1 notes were undrawn at the time of termination and had scheduled amortization payments beginning in April 2012, with an expected final maturity in September 2012.  The Company noted that it incurred a charge of approximately $2 million in conjunction with this early termination, primarily related to the write off of unamortized financing fees on the facility.

The Series 2011-2 notes have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Series 2011-2 notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 5,900 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,275 franchises in 82 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations:
Anna Bootenhoff
(918) 669-2236
Anna.Bootenhoff@dtag.com